Filed Pursuant to Rule 424(b)(5)

Registration No: 333-165056

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.875% Senior Notes due 2013	$250,000,000	99.398%	$248,495,000	$17,717.69
5.75% Senior Notes due 2015	$500,000,000	98.882%	$494,410,000	$35,251.43
Total	$750,000,000	—	$742,905,000	$52,969.13

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 24, 2010)

$750,000,000

Regions Financial Corporation

4.875% Senior Notes due 2013

5.75% Senior Notes due 2015

We are offering $250,000,000 aggregate principal amount of 4.875% Senior Notes due 2013 (the “2013 Senior Notes”) and $500,000,000 aggregate principal amount of 5.75% Senior Notes due 2015 (the “2015 Senior Notes”). The 2013 Senior Notes and the 2015 Senior Notes offered hereby are collectively referred to as the “notes” and each referred to as a “series of notes.”

We will pay interest on the 2013 Senior Notes at an annual rate of 4.875% and will pay interest on April 26 and October 26 of each year, beginning on October 26, 2010. The 2013 Senior Notes will mature on April 26, 2013.

We will pay interest on the 2015 Senior Notes at an annual rate of 5.75% and will pay interest on June 15 and December 15 of each year, beginning on December 15, 2010. The 2015 Senior Notes will mature on June 15, 2015.

We may not redeem either series of notes prior to their respective maturity. There is no sinking fund for either series of notes.

Each series of notes will be senior unsecured obligations of Regions Financial Corporation and will rank equally among itself and the other series of notes offered herein and with all of our other unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries.

The notes will be issued only in registered book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Neither series of notes will be listed on any securities exchange. Currently there is no public market for either series of notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Regions(1)
Per 2013 Senior Note	99.398%	0.25%	99.148%
Total for all 2013 Senior Notes	$248,495,000	$625,000	$247,870,000
Per 2015 Senior Note	98.882%	0.375%	98.507%
Total for all 2015 Senior Notes	$494,410,000	$1,875,000	$492,535,000

(1)	Plus accrued interest, if any, from April 26, 2010.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other governmental agency or instrumentality.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York on or about April 26, 2010.

Our affiliates, including Morgan Keegan & Company, Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of each series of notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Joint Book-Running Managers

Credit Suisse	Goldman, Sachs & Co.	Morgan Keegan & Company, Inc.

Joint Co-Managers

Barclays Capital	The Williams Capital Group, L.P.	U.S. Bancorp Investments, Inc.

The date of this prospectus supplement is April 21, 2010.

Unless otherwise indicated, you may rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither we nor any underwriter has authorized anyone to provide any other information. When you make a decision about whether to invest in the notes, you should not rely upon any information other than the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. Neither the delivery of this prospectus supplement nor the sale of the notes means that information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is correct after their respective dates. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy notes in any circumstances under which the offer or solicitation is unlawful.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “the company,” “we,” “us,” “our” or similar references mean Regions Financial Corporation and not its subsidiaries and references to “Regions” mean Regions Financial Corporation and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date of the applicable document. Regions’ business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC”. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” until we sell all the securities offered by this prospectus supplement (in each case, other than information that is deemed, under SEC rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2009, filed February 22, 2010; and

•	Current Reports on Form 8-K filed February 22, 2010 (two filings), February 25, 2010, March 16, 2010, April 9, 2010 and April 20, 2010.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Regions Financial Corporation

Investor Relations

1900 Fifth Avenue North

Birmingham, Alabama 35203

(205) 326-5807

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus supplement and the accompanying prospectus may include forward-looking statements. The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements which are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, we, together with our subsidiares, unless the context implies otherwise, claim the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•

In 2008, the Emergency Economic Stabilization Act of 2008 became law, and in February 2009 the American Recovery and Reinvestment Act of 2009 was signed into law. Additionally, the U.S. Department of the Treasury and federal banking regulators are implementing a number of programs to address capital and liquidity issues in the banking system, and there are a number of pending legislative, regulatory and tax proposals, all of which may have significant effects on Regions and the financial services industry, the exact nature and extent of which cannot be determined at this time.

•	The impact of compensation and other restrictions imposed under the Troubled Asset Relief Program (“TARP”) until Regions repays the outstanding preferred stock issued under the TARP.

•	Possible additional loan losses and impairment of goodwill, other intangibles and valuation allowances on deferred tax assets and the impact on earnings and capital.

•	Possible changes in interest rates may affect funding costs and reduce earning asset yields, thus reducing margins.

•	Possible changes in general economic and business conditions in the United States in general and in the communities Regions serves in particular.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•

Possible changes in trade, monetary and fiscal policies, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on business.

•	The current stresses in the financial and real estate markets, including possible continued deterioration in property values.

•	Regions’ ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support Regions’ business.

•	Regions’ ability to achieve the earnings expectations related to businesses that have been acquired or that may be acquired in the future.

•	Regions’ ability to expand into new markets and to maintain profit margins in the face of competitive pressures.

•	Regions’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions’ customers and potential customers.

•	Regions’ ability to keep pace with technological changes.

•	Regions’ ability to effectively manage credit risk, interest rate risk, market risk, operational risk, legal risk, liquidity risk, and regulatory and compliance risk.

•	Regions’ ability to ensure adequate capitalization is impacted by inherent uncertainties in forecasting credit losses.

•	The cost and other effects of material contingencies, including litigation contingencies.

•	The effects of increased competition from both banks and non-banks.

•	The effects of geopolitical instability and risks such as terrorist attacks.

•	Possible changes in consumer and business spending and saving habits could affect Regions’ ability to increase assets and to attract deposits.

•	The effects of weather and natural disasters such as droughts and hurricanes.

The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

See also Item 1A. “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2009.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in either series of notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement and contained in our Annual Report on Form 10-K for the year ended December 31, 2009 to determine whether an investment in either series of notes is appropriate for you.

Regions Financial Corporation

Regions Financial Corporation is a Delaware corporation and financial holding company headquartered in Birmingham, Alabama, which operates throughout the South, Midwest and Texas. Regions provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of investment banking, asset management, trust, mutual funds, securities brokerage, insurance and other specialty financing. At March 31, 2010, Regions had total consolidated assets of approximately $137.2 billion, total consolidated deposits of approximately $98.3 billion and total consolidated stockholders’ equity of approximately $17.6 billion.

Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

Our principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and our telephone number at that address is 205-326-5807.

Recent Developments

First Quarter Results

On April 20, 2010, Regions announced its results of operations for the first quarter of 2010 which included a loss available to common shareholders of $255 million, or 21 cents per diluted share. Net interest income for the first quarter of 2010 was $831 million, up $22 million, or 2.7%, over the first quarter of 2009. Net interest margin increased by 5 basis points to 2.77% during the first quarter of 2010 as a result of continued low-cost deposit growth as well as beneficial loan pricing.

Non-interest income for the first quarter of 2010 increased by $94 million compared to the fourth quarter of 2009. Non-interest income included $71 million in leveraged lease termination gains for the fourth quarter of 2009 versus $19 million for the 2010 period. Additionally, the 2010 period included securities gains of $59 million, versus securities losses of $96 million in the preceding quarter. Total non-interest expense, was $1.230 billion and $1.219 billion in the first quarter of 2010 and the fourth quarter of 2009, respectively. The 2010 period included a $53 million loss on the prepayment of approximately $1.5 billion in Federal Home Loan Bank advances.

Deposits increased 2% on average when compared with the fourth quarter of 2009 as Regions continues to focus on customer service, with 248,000 new checking accounts opened during the first quarter of 2010. Average low-cost deposits grew for the fifth consecutive quarter, rising $4.2 billion, or 6.5%, on a linked quarter basis, and up $9.6 billion, or 16%, when compared with the first quarter of 2009. Average deposit costs decreased 15 basis points to 1% overall.

Net charge-offs for the first quarter of 2010 were 3.16% of average loans, on an annualized basis, as compared to 2.99% in the fourth quarter of 2009. A $770 million loan loss provision during the first quarter of 2010 exceeded net charge-offs during the quarter by approximately $70 million and increased the ratio of period-end allowance for loan losses to loans by 18 basis points to 3.61%. Non-performing assets, excluding loans held for sale, increased $221 million linked quarter.

As of March 31, 2010, Regions’ Tier 1 Capital ratio was estimated at 11.7% while Regions’ Tier 1 Common ratio was estimated at 7.1%. Both ratios were essentially unchanged when compared with the fourth quarter of 2010. For more information, see “Non-GAAP Financial Measures.”

For more information regarding our results of operations for the first quarter 2010, see Region’s Current Report on Form 8-K filed on April 20, 2010, portions of which are incorporated by reference in this prospectus supplement.

Morgan Keegan Administrative Proceedings

On April 7, 2010 the SEC, the Financial Industry Regulatory Authority (“FINRA”) and a joint state task force (“Task Force”) announced that they were commencing administrative proceedings against Morgan Keegan & Company, Inc., a wholly-owned subsidiary of Regions, Morgan Asset Management, Inc. (“Morgan Asset Management”), an indirect subsidiary of Regions, and certain employees of Morgan Keegan & Company, Inc. and Morgan Asset Management, for violations of state and federal securities laws and NASD rules. The administrative proceedings relate to certain Regions Morgan Keegan Select Funds that were formerly managed by Morgan Asset Management, and seek civil penalties, injunctive relief, disgorgement, rescission and other relief. The SEC, FINRA and the Task Force had previously informed Morgan Keegan & Company, Inc. that they were considering commencing these actions. Morgan Keegan & Company, Inc. has stated that it strongly disagrees with the decision by these agencies and states to bring these charges.

For more information see Item 3. of Regions’ Annual Report on Form 10-K for the year ended December 31, 2009. Although it is not possible to predict the ultimate resolution or financial liability with respect to these matters, it is possible that an adverse resolution of these matters may be material to Regions’ business, financial position or results of operations. Regions does not anticipate that these events will cause it to change its overall business strategy.

SUMMARY OF THE OFFERING

The following summary contains basic information about the notes and this offering and is not intended to be complete. It does not contain all the information that is important to you. For a complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of Notes.”

Issuer	Regions Financial Corporation.

Notes Offered	$250,000,000 aggregate principal amount of 4.875% Senior Notes due 2013 and $500,000,000 aggregate principal amount of 5.75% Senior Notes due 2015.

Issue Date	April 26, 2010.

Maturity	The 2013 Senior Notes will mature on April 26, 2013, and the 2015 Senior Notes will mature on June 15, 2015.

Interest Rate; Interest Payment Dates	We will pay interest on the 2013 Senior Notes at an annual rate equal to 4.875% and will pay such interest on April 26 and October 26 of each year, beginning on October 26, 2010. We will pay interest on the 2015 Senior Notes at an annual rate equal to 5.75% and will pay such interest on June 15 and December 15 of each year, beginning on December 15, 2010.

Record Dates	The record dates for the 2013 Senior Notes are April 12 and October 12, and the record dates for the 2015 Senior Notes are June 1 and December 1.

Day Count Convention	30/360.

No Guarantees	The notes are not guaranteed by any of our subsidiaries. As a result, each series of notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking.”

Ranking	Each series of notes will be senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness and will be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries. As of March 31, 2010, our subsidiaries had, in the aggregate, outstanding debt and other liabilities, including deposits, of approximately $114.9 billion. All of such debt and other liabilities would rank structurally senior to the notes in case of liquidation or otherwise. As of March 31, 2010, Regions Financial Corporation (parent company only) had an aggregate of approximately $1.5 billion of outstanding senior debt and approximately $3.0 billion of outstanding subordinated and junior subordinated debt.

The indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Redemption / Repayment	Neither series of notes will be subject to redemption at our option or to repayment at the option of the holder at any time prior to the maturity of such series of notes.

Sinking Fund	There is no sinking fund for either series of notes.

Further Issuances	The notes will initially be limited to aggregate principal amounts of $250,000,000 for the 2013 Senior Notes and $500,000,000 for the 2015 Senior Notes. We may, without your consent, increase the principal amount of either series of notes by issuing an unlimited principal amount of additional notes of such series in the future on the same terms and conditions as such series of notes is offered hereby, except for any differences in the issue date, issue price and interest accrued prior to the date thereof.

Use of Proceeds	The net proceeds to us from the sale of notes, after deduction of estimated underwriting discounts and commissions and estimated expenses payable by us, will be approximately $739 million and will be used by us for general corporate purposes.

Form and Denomination	The notes will be offered in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Investors may elect to hold interests in the notes through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

Listing	Neither series of notes will be listed on any securities exchange.

Governing Law	Each series of notes and the indenture pursuant to which we will issue the notes will be governed by the laws of the State of New York.

Trustee	Deutsche Bank Trust Company Americas.

Conflicts of Interest	Because Morgan Keegan & Company, Inc., one of the underwriters in this offering of notes, is our affiliate, the underwriters are deemed to have a “conflict of interest” under NASD Conduct Rule 2720, which is overseen by FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720. Pursuant to Rule 2720, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of debt securities that are investment grade rated. Morgan Keegan & Company, Inc. will not confirm sales to any accounts over which it exercises discretionary authority without first receiving a written consent from those accounts.

RISK FACTORS

An investment in either series of notes involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

The notes are our obligations and not obligations of our subsidiaries and will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are exclusively our obligations and not those of our subsidiaries. We are a holding company that conducts substantially all of our operations through our bank and non-bank subsidiaries. As a result, our ability to make payments on the notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. If we do not receive sufficient cash dividends and other distributions from our subsidiaries, it is unlikely that we will have sufficient funds to make payments on the notes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to pay our obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to us by our subsidiaries in the future will require the generation of future earnings by our subsidiaries and may require regulatory approval. There are statutory and regulatory limitations on the payment of dividends by Regions Bank to us, as well as by us to our stockholders. Regulations of both the Board of Governors of the Federal Reserve System (the “FRB”) and the State of Alabama affect the ability of Regions Bank to pay dividends and other distributions to us and to make loans to us. Given the loss recorded at Regions Bank during the fourth quarter of 2008, and losses recorded in subsequent quarters, under the FRB’s rules, Regions Bank does not expect to be able to pay dividends to us in the near term without first obtaining regulatory approval. If Regions Bank is unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make principal and interest payments on our debt, including the notes.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise will generally be subject to the prior claims of creditors of that subsidiary. Your ability as a holder of the notes to benefit indirectly from that distribution also will be subject to these prior claims. The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, including deposits, which means that our subsidiaries’ creditors will be paid from our subsidiaries’ assets before holders of the notes would have any claims to those assets. Therefore, you should look only to our assets for payments on the notes. At March 31, 2010, the aggregate amount of all debt and other liabilities of our subsidiaries, including deposits, was approximately $114.9 billion. Our subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.

The notes will be effectively junior to all of our and our subsidiaries’ secured indebtedness.

The notes will be effectively subordinated to any of the existing and future secured debt we or our subsidiaries may incur, to the extent of the value of the assets securing such debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of each series of notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as such series notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of secured indebtedness.

The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the FRB or any other governmental agency or instrumentality.

You may be unable to sell the notes because there is no public trading market for the notes.

Each series of notes is a new issue of securities with no established trading market. Neither series of notes will be listed on any securities exchange or included in any automated quotation system. Consequently, the notes will be relatively illiquid and you may be unable to sell your notes. Although the representatives of the underwriters have advised us that, following completion of this offering, one or more of the underwriters currently intend to make a secondary market in each series of notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice with respect to either or both series of notes. Accordingly, a trading market for either series of notes may not develop or any such market may not have sufficient liquidity.

Ratings agencies recently downgraded our securities and the deposit ratings of Regions Bank; these downgrades and any subsequent downgrades could adversely impact the price and liquidity of our securities and could have an adverse impact on our businesses and results of operations.

The major rating agencies regularly evaluate us and their ratings of our long-term debt based on a number of factors, including our financial strength and conditions affecting the financial services industry generally. During 2009, all of the major ratings agencies downgraded Regions and Regions Bank’s credit ratings. On March 11, 2010, Standard & Poor’s downgraded Regions’ senior notes to BBB- from BBB and Regions Bank’s long-term debt to BBB from BBB+. Standard & Poor’s maintains a negative outlook on Regions. On March 26, 2010, Dominion Bond Rating Service (“DBRS”) downgraded Regions’ senior notes to BBBH from AL and Regions Bank’s long-term bank deposits and long-term debt to AL and AL from A and A, respectively. DBRS also placed all Regions’ short- and long-term ratings under review with negative implications. In addition, many of our ratings remain on negative watch or negative outlook by other ratings agencies. Negative outlook, negative watch and other similar terms mean that a future downgrade is possible. The ratings assigned to Regions and Regions Bank remain subject to change at any time, and it is possible that any ratings agency will take action to downgrade Regions, Regions Bank or both in the future.

In addition, this offering may cause the ratings agencies to reassess the ratings assigned to Regions’ debt securities. Any such action may lead to a downgrade of any rating assigned to either series of notes offered by this prospectus supplement or in the assignment of a rating for such notes that is lower than might otherwise be the case.

In general, ratings agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix and level and quality of earnings, and we may not be able to maintain our current credit ratings. In addition, ratings agencies have themselves been subject to scrutiny arising from the financial crisis such that the rating agencies may make or may be required to make substantial changes to their ratings policies and practices. Such changes may, among other things, adversely affect the ratings of our securities or other securities in which we have an economic interest. Any decrease, or potential decrease, in credit ratings could impact our access to the capital markets or short-term funding and/or increase our financing costs, and thereby adversely affect Regions’ liquidity and financial condition. Where Regions Bank is providing forms of credit support such as letters of credit, standby lending arrangements or other forms of credit support, a decline in short-term credit ratings may require that customers of Regions Bank seek replacement credit support from a higher rated institution. We cannot predict whether customer relationships or opportunities for future relationships could be adversely affected by customers who choose to do business with a higher rated institution. Our counterparties are also sensitive to the risk of a ratings downgrade and may be less likely to engage in transactions with us, or may only engage in them at a substantially higher cost, if our ratings were downgraded. Additionally, any subsequent downgrade could adversely affect the price of our debt securities, including either series of notes, and could limit the liquidity of such notes in the secondary market, should one develop.

NON-GAAP FINANCIAL MEASURES

The table below presents a reconciliation of stockholders’ equity to Tier 1 capital and to Tier 1 common equity. Traditionally, the FRB and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the Supervisory Capital Assistance Program, these regulators began supplementing their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not codified, analysts and banking regulators have assessed Regions’ capital adequacy using, among other measures, the Tier 1 common equity measure. Because Tier 1 common equity is not formally defined by GAAP or codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculation. Since analysts and banking regulators may assess Regions’ capital adequacy using Tier 1 common equity, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weighting assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Regions has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that the company’s capital performance is properly reflected for period-to-period comparisons. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of stockholders’ equity (GAAP) to Tier 1 capital (regulatory) and to Tier 1 common equity (non-GAAP) based on best estimates currently available.

		March 31, 2010
		(In millions)		Ratio
Stockholders’ equity (GAAP)		$17,638
Less:
Accumulated other comprehensive income		144
Non-qualifying goodwill and intangibles		5,772
Other non-qualifying assets		955
Add:
Qualifying non-controlling interests		91
Qualifying trust preferred securities		846

Estimated Tier 1 capital (regulatory)	A	$11,704	A/C	11.7%
Less:
Qualifying non-controlling interests		91
Qualifying trust preferred securities		846
Preferred stock		3,610

Estimated Tier 1 common equity (non-GAAP)	B	$7,157	B/C	7.1%

Estimated Risk-weighted assets (regulatory)	C	$100,329

SELECTED CONSOLIDATED FINANCIAL DATA

The following are selected consolidated financial data for Regions as of and for the three months ended March 31, 2010 and 2009, as of and for the years ended December 31, 2009 and 2008 and for the year ended December 31, 2007.

The financial data as of and for the three months ended March 31, 2010 and 2009 are derived from our unaudited consolidated financial statements. Results for the three months ended March 31, 2010 are not necessarily indicative of results for any other interim period or for the year as a whole. The consolidated financial data as of and for each of the years ended December 31, 2009 and 2008 and for the year ended December 31, 2007, are derived from Regions’ audited consolidated financial statements. Regions’ consolidated financial statements for each of the three fiscal years ended December 31, 2009, 2008 and 2007 were audited by Ernst & Young LLP, an independent registered public accounting firm. The summary below should be read in conjunction with Regions’ consolidated financial statements, and the related notes thereto, and the other information in Regions’ Annual Report on Form 10-K for the year ended December 31, 2009 which is incorporated by reference.

	Three Months Ended March 31,		Year Ended December 31,
(In millions, except per share data)	2010	2009	2009	2008	2007
	(Unaudited)
Consolidated Condensed Statements of Operations
Total interest income	$1,215	$1,379	$5,332	$6,563	$8,074
Total interest expense	384	570	1,997	2,720	3,676

Net interest income	831	809	3,335	3,843	4,398
Provision for loan losses	770	425	3,541	2,057	555

Net interest income (loss) after provision for loan losses	61	384	(206)	1,786	3,843
Total non-interest income before security gains (losses), net	753	1,013	3,686	2,981	2,865
Securities gains (losses), net	59	53	69	92	(9)
Total non-interest expense	1,230	1,058	4,751	10,792	4,660
Income tax expenses (benefit)	(161)	315	(171)	(348)	646

Income (loss) from continuing operations	(196)	77	(1,031)	(5,585)	1,393

Discontinued operations:
Income (loss) from discontinued operations before income taxes	—	—	—	(18)	(217)
Income tax (benefit) expense	—	—	—	(7)	(75)

Income (loss) from discontinued operations, net of tax	—	—	—	(11)	(142)

Net income (loss)	$(196)	$77	$(1,031)	$(5,596)	$1,251

Net income (loss) available to common shareholders	$(255)	$26	$(1,261)	$(5,622)	$1,251

Per Common Share Data
Earnings (loss) per common share from continuing operations – basic	$(0.21)	$0.04	$(1.27)	$(8.07)	$1.97
Earnings (loss) per common share from continuing operations – diluted	(0.21)	0.04	(1.27)	(8.07)	1.95
Earnings (loss) per common share – basic	(0.21)	0.04	(1.27)	(8.09)	1.77
Earnings (loss) per common share – diluted	(0.21)	0.04	(1.27)	(8.09)	1.76
Cash dividends declared per common share	0.01	0.10	0.13	0.96	1.46
Weighted-average number of shares outstanding – basic	1,194	693	989	695	708
Weighted-average number of shares outstanding – diluted	1,194	694	989	695	713

	March 31,		December 31,
(In millions)	2010	2009	2009	2008
	(Unaudited)
Consolidated Condensed Balance Sheets
Assets
Cash and due from banks	$2,252	$2,429	$2,052	$2,643
Interest-bearing deposits in other banks	4,295	2,288	5,580	7,540
Securities available for sale	24,219	20,970	24,069	18,850
Trading account assets	1,238	1,348	3,039	1,050
Loans held for sale	1,048	1,956	1,511	1,282
Loans, net of unearned income	88,174	95,686	90,674	97,419
Allowance for loan losses	(3,184)	(1,861)	(3,114)	(1,826)

Net loans	84,990	93,825	87,560	95,593

Goodwill	5,559	5,551	5,557	5,548
Other identifiable intangible assets	472	603	503	638
Other assets	13,157	13,010	12,447	13,104

Total assets	$137,230	$141,980	$142,318	$146,248

Liabilities and Stockholders’ Equity
Deposits	$98,332	$93,536	$98,680	$90,904
Short-term borrowings	2,684	9,353	3,668	15,822
Long-term borrowings	15,683	18,762	18,464	19,231
Other liabilities	2,893	3,512	3,625	3,478

Total liabilities	119,592	125,163	124,437	129,435
Stockholders’ equity	17,638	16,817	17,881	16,813

Total liabilities and stockholders’ equity	$137,230	$141,980	$142,318	$146,248

CAPITALIZATION

The following table sets forth the consolidated capitalization of Regions as of March 31, 2010, on an actual basis and as adjusted to give effect to the issuance and sale of the notes offered by this prospectus supplement. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	March 31, 2010
	Actual	As Adjusted
(Dollars in millions)	(Unaudited)
Long-term debt:
Senior Notes:
4.875% Senior Notes due 2013 offered hereby	$—	$250
5.75% Senior Notes due 2015 offered hereby	—	500
Outstanding senior notes	5,289	5,289
Subordinated Notes	5,100	5,100
Federal Home Loan Bank structured advances	2,472	2,472
Other Federal Home Loan Bank advances	2,119	2,119
Other long-term debt	451	451
Valuation adjustments on hedged long-term debt	252	252

Total long-term debt	$15,683	$16,433

Stockholders’ equity
Preferred stock, Series A	$3,351	$3,351
Preferred stock, Series B	259	259
Common stock	12	12
Additional paid-in capital	18,781	18,781
Retained earnings (deficit)	(3,502)	(3,502)
Treasury stock, at cost—43,166,437 shares	(1,407)	(1,407)
Accumulated other comprehensive income, net	144	144

Total stockholders’ equity	$17,638	$17,638

Total long-term debt and stockholders’ equity	$33,321	$34,071

USE OF PROCEEDS

The net proceeds to us from the sale of the notes, after deduction of estimated underwriting discounts and commissions and estimated expenses payable by us, will be approximately $739 million and will be used by us for general corporate purposes.

DESCRIPTION OF NOTES

General

The 2013 Senior Notes and the 2015 Senior Notes notes will each be a series of our senior debt securities. Each series of notes will be issued under the senior indenture, dated as of August 8, 2005, as amended and supplemented by a supplemental indenture, to be dated as of April 26, 2010, between us and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee. Throughout this summary, we refer to both the senior indenture and supplemental indenture for each series of notes together as the indenture with respect to such series of notes. The trustee’s main role is to enforce your rights against us if we default. The following description of each series of notes may not be complete and is subject to and qualified in its entirety by reference to the relevant indenture. Wherever we refer to particular sections or defined terms of either indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement.

The notes will be issued in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of either series of notes on any securities exchange. Each series of notes will be unsecured and will rank equally among itself and the other series of notes offered herein and with all of our other unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries. Our subsidiaries may, without notice or consent of the holders of the notes, incur additional debt or liabilities in the future, all of which would rank structurally senior to the notes. Regions may from time to time, without notice or consent of the holders of the notes, incur additional senior indebtedness ranking equally with the notes, as well as additional subordinated indebtedness ranking junior to the notes. As of March 31, 2010, the aggregate amount of all debt and other liabilities of our subsidiaries, including deposits, was approximately $114.9 billion.

Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary, including, in the case of Regions Bank, its depositors, except to the extent that we are a creditor of such subsidiary with recognized claims against the subsidiary. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations.

The notes will be subject to defeasance under the conditions described below in “—Discharge, Defeasance and Covenant Defeasance.” No additional amounts or make-whole amounts, as those terms are defined in either indenture, will be payable with respect to the notes.

The notes are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the FRB or any other governmental agency or instrumentality.

The notes will initially be limited to aggregate principal amounts of $250,000,000 for the 2013 Senior Notes and $500,000,000 for the 2015 Senior Notes. We may, without the consent of the holders of the notes, increase the principal amount of either series of notes by issuing additional notes of such series in the future on the same terms and conditions, except for any differences in the issue date, the issue price and interest accrued prior to the date of issuance of such additional notes, and with the same CUSIP number as such notes. The notes offered by this prospectus supplement and any additional notes of such series would rank equally and ratably and would be treated as a single series for all purposes under the relevant indenture.

The 2013 Senior Notes will mature at 100% of their principal amount on April 26, 2013, and the 2015 Senior Notes will mature at 100% of their principal amount on June 15, 2015 (each such date, the “maturity date”

with respect to the applicable series of notes). Neither series of notes will be entitled to any sinking fund. Neither series of notes will be subject to redemption at our option or repayment at the option of the holder of such notes at any time prior to the maturity date for such series.

Payments of principal and interest to owners of the book-entry interests described below are expected to be made in accordance with the procedures of The Depository Trust Company (“DTC”) and its participants, including Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”).

Interest

The 2013 Senior Notes will bear interest at an annual rate equal to 4.875%. Interest on the 2013 Senior Notes will be payable semi-annually in arrears on April 26 and October 26 of each year (each such date, an “interest payment date” with respect to the 2013 Senior Notes), beginning on October 26, 2010, to the persons in whose names the 2013 Senior Notes are registered at the close of business on the preceding April 12 and October 12 of each year. The 2015 Senior Notes will bear interest at an annual rate equal to 5.75%. Interest on the 2015 Senior Notes will be payable semi-annually in arrears on June 15 and December 15 of each year (each such date, an “interest payment date” with respect to the 2015 Senior Notes), beginning on December 15, 2010, to the persons in whose names the 2015 Senior Notes are registered at the close of business on the preceding June 1 and December 1 of each year. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on each series of notes at their respective maturity date will be payable to the persons to whom principal is payable. Interest payments on the notes will be the amount of interest accrued from and including April 26, 2010 or the most recent interest payment date with respect to such series of notes on which interest has been paid to but excluding the interest payment date or the maturity date of such series, as the case may be.

If an interest payment date or the maturity date with respect to either series of notes falls on a day that is not a business day, the related payment of interest and principal will be made on the next day that is a business day, and no interest on such notes or such payment will accrue for the period from and after such interest payment date or maturity date, as the case may be.

When we refer to a “business day” with respect to the notes, we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Ranking

Each series of notes will be senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness and will be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries. Because we are a holding company, our right to participate in any distribution of the assets of our banking or nonbanking subsidiaries, upon a subsidiary’s dissolution, winding-up, liquidation or reorganization or otherwise, and thus the ability of a holder of notes to benefit indirectly from such distribution, is subject to prior claims of creditors of any such subsidiary, except to the extent that we may be a creditor of that subsidiary and our claims are recognized. There are legal limitations on the extent to which some of our subsidiaries, including Regions Bank, may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under our contracts or otherwise to make any funds available to us. Our subsidiaries may, without notice or consent of the holders of the notes, incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes. As of March 31, 2010, our subsidiaries had, in the aggregate, outstanding debt and other liabilities, including deposits, of approximately $114.9 billion. All of such debt and other liabilities would rank structurally senior to the notes in case of liquidation or otherwise. As of March 31, 2010, Regions Financial Corporation (parent company only) had an aggregate of approximately $1.5 billion of outstanding senior debt and approximately $3.0 billion of outstanding subordinated and junior subordinated debt.

Merger, Consolidation or Sale of Assets

We may consolidate with, or sell, lease or otherwise transfer all or substantially all of our assets to, or merge with or into, any other corporation, trust or other entity provided that:

•

we are the survivor in the merger, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States and expressly assumes by supplemental indenture the due and punctual payment of the principal of and interest on all of each series of outstanding notes and the due and punctual performance and observance of all of the covenants and conditions to be performed by us contained in the relevant indenture;

•

immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction, as having been incurred by us or the subsidiary at the time of the transaction, no event of default under such indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing;

•

if, as a result of the transaction, our property or assets would be subject to a mortgage, pledge, lien, security interest or other encumbrance that would not be permitted under such indenture, we or such successor person, as the case may be, shall take steps to secure the notes subject to such indenture equally and ratably with all indebtedness secured in the transaction; and

•	certain other conditions that are described in such indenture are met.

Upon any such consolidation, merger, or sale, the successor corporation formed, or into which we are merged or to which we are sold, shall succeed to, and be substituted for, us under the indenture.

This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of all or substantially all of our assets. There are no covenants or other provisions in either indenture providing for a put or increased interest or that would otherwise afford holders of the notes issued thereby additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a person.

Certain Covenants

Existence. Except as permitted under “—Merger, Consolidation or Sale of Assets” above, we will do or cause to be done all things necessary to preserve and keep our and our subsidiaries’ legal existence, rights and franchises in full force and effect; provided, however, that we will not be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our and our subsidiaries’ business as a whole and that its loss is not disadvantageous in any material respect to the holders of the notes.

Maintenance of Properties. We will cause all of our material properties used or useful in the conduct of our business or the business of any of our subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and we will cause to be made all necessary repairs, renewals, replacements, betterments and improvements for those properties, as we in our judgment believe is necessary so that we may carry on the business related to those properties properly and advantageously at all times; provided, however, that we will not be prevented from selling or otherwise disposing of our properties or the properties of our subsidiaries in the ordinary course of business.

Payment of Taxes and Other Claims. We will pay or discharge, or cause to be paid or discharged, before they become delinquent,

•	all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary of ours or upon our income, profits or property or that of any subsidiary of ours, and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or any subsidiary of ours;

provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

Provision of Financial Information. Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will cause to be filed with the SEC the annual reports, quarterly reports and other documents which we would be required to file pursuant to Section 13 or 15(d) of the Exchange Act on or prior to the respective dates by which we are or would be required to file such documents if we were so subject. We will also:

•

file with the trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days of the date by which such documents would have been required to be filed with the SEC; provided, however, that a failure to file copies of any such reports or documents with the trustee shall not give rise to any right to accelerate the payment of principal of or interest on either series of notes as described in “—Events of Default, Notice and Waiver;” and

•

if filing such documents with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to any holder of either series of notes.

Waiver of Certain Covenants. We may choose not to comply with any term, provision or condition of the foregoing covenants, or with certain other terms, provisions or conditions with respect to either series of notes (except any such term, provision or condition which could not be amended without the consent of all holders of such series of notes), if before or after the time for compliance with the covenant, term, provision or condition, the holders of at least a majority in principal amount of such notes either waive compliance in that instance or generally waive compliance with that covenant or condition. Unless the holders of such notes expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the trustee in respect of the term, provision, or condition will remain in full force and effect.

Sale or Issuance of Capital Stock in Principal Subsidiary Bank. We will not be permitted, pursuant to the covenants in each indenture, directly or indirectly, to do any of the following:

•

sell, assign, pledge, transfer or otherwise dispose of or permit to be issued any shares of capital stock of a principal subsidiary bank or any securities convertible into or rights to subscribe to such capital stock, unless, after giving effect to that transaction and the shares to be issued upon conversion of such securities or exercise of such rights into that capital stock, we will own, directly or indirectly, at least 80% of the outstanding shares of capital stock of each class of that principal subsidiary bank; or

•

pay any dividend or make any other distribution in capital stock of a principal subsidiary bank, unless the principal subsidiary bank to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and interest on the relevant series of notes.

The term “principal subsidiary bank” means any subsidiary bank, the consolidated assets of which constitute 50% or more of our consolidated assets. As of the date of this prospectus supplement, our principal subsidiary bank is Regions Bank. Each indenture does not restrict the ability of the principal subsidiary bank to sell or dispose of assets.

The foregoing covenant in each indenture, however, does not prohibit any of the following:

•

any dispositions or dividends made by us or any principal subsidiary bank acting in a fiduciary capacity for any person or entity other than us or any principal subsidiary bank or to us or any of our wholly-owned subsidiaries;

•	the merger or consolidation of a principal subsidiary bank with and into another principal subsidiary bank;

•	the sale, assignment, pledge, transfer or other disposition of shares of voting stock of a principal subsidiary bank made by us or any subsidiary where:

•	the sale, assignment, pledge, transfer or other disposition is made, in the minimum amount required by law, to any person for the purpose of the qualification of such person to serve as a director;

•

the sale, assignment, pledge, transfer or other disposition is made in compliance with an order of a court or regulatory authority of competent jurisdiction or as a condition imposed by any such court or regulatory authority to the acquisition by us or any principal subsidiary bank, directly or indirectly, of any other corporation, trust or other entity;

•	the sale, assignment, pledge, transfer or other disposition of voting stock or any other securities convertible into or rights to subscribe to voting stock of a principal subsidiary bank, so long as:

•

any such transaction is made for fair market value as determined by our board of directors or the board of directors of the principal subsidiary bank disposing of such voting stock or other securities or rights, and

•

after giving effect to such transaction and to any potential dilution, we and our directly or indirectly wholly-owned subsidiaries will own, directly or indirectly, at least 80% of the voting stock of such principal subsidiary bank;

•

any of our principal subsidiary banks selling additional shares of voting stock to its stockholders at any price, so long as immediately after such sale, we own, directly or indirectly, at least as great a percentage of the voting stock of such subsidiary bank as we owned prior to such sale of additional shares; or

•	a pledge made or a lien created to secure loans or other extensions of credit by a principal subsidiary bank subject to Section 23A of the Federal Reserve Act.

Events of Default, Notice and Waiver

Each of the following “Events of Default” set forth in each indenture will be applicable to the relevant series of notes:

(1)	we fail for 30 days to pay any installment of interest payable on such notes;

(2)	we fail to pay the principal of such notes when due;

(3)	we default in the performance of or breach any other covenant or agreement we made in such indenture with respect to such notes which has continued for 60 days after written notice as provided for in accordance with such indenture by the trustee or the holders of at least 25% in principal amount of such series of notes;

(4)

we default under a bond, debenture, note or other evidence of indebtedness for money borrowed by us that has a principal amount outstanding that is more than $50 million (other than non-recourse indebtedness) under the terms of the instrument under which the indebtedness is issued or secured, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the acceleration has not been rescinded or annulled, or the indebtedness is discharged, or there is deposited in trust enough money to discharge the indebtedness, within 30 days after written notice was provided to us by the trustee or the holders of at least 25% in principal amount of such series of notes in accordance with the indenture; and

(5)	certain events of bankruptcy, insolvency or reorganization of us or our principal subsidiary bank occur.

If there is a continuing Event of Default under the indenture with respect to a series of notes (except for an Event of Default described in clause (3) above triggered by a failure on our part to file with the trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act), then the trustee or the holders of not less than 25% of the total principal amount of such series of notes may declare immediately due and payable the principal amount of such notes. However, at any time after a declaration of acceleration with respect to such series of notes then outstanding has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of such notes may rescind and annul such declaration and its consequences if:

•

we deposit with the trustee all required payments of the principal of, and interest on such notes (and, to the extent lawful, interest on overdue installments of interest) plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•	all Events of Default, other than the nonpayment of accelerated principal of such series of notes, have been cured or waived as provided in the indenture with respect to such notes.

Each indenture also provides that the holders of not less than a majority in principal amount of such series of notes may waive any past default with respect to such notes and its consequences, except a default consisting of:

•	our failure to pay the principal of or interest on such notes; or

•

a default relating to a covenant or provision contained in the indenture with respect to such notes that cannot be modified or amended without the consent of the holders of each outstanding note subject to such indenture.

The trustee is generally required to give notice to the holders of either series of notes within 90 days of a default of which the trustee has actual knowledge under the indenture with respect to such notes unless the default has been cured or waived.

Each indenture provides that no holder of the notes subject to such indenture may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless such holder has previously given notice to the trustee of an Event of Default and the trustee fails to act for 60 days after:

•

it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the notes subject to such indenture, as well as an offer of indemnity satisfactory to the trustee; and

•	no direction inconsistent with such written request has been given to the trustee during that 60-day period by the holders of a majority in principal amount of the notes subject to such indenture.

Subject to provisions in each respective indenture relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under such indenture at the request or direction of any holders of notes subject to such indenture, unless the holders of such notes have offered to the trustee security or indemnity satisfactory to it. Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of such notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or such indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of such series of notes not joining in the direction.

Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating such officer’s knowledge of our compliance with all the conditions and covenants under the indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status of the noncompliance.

Modification of the Indenture

Modification and amendment of each indenture may be made only with the consent of the holders of not less than a majority in principal amount of the notes subject to such indenture. However, no modification or amendment may, without the consent of each such holder affected thereby, do any of the following:

•	change the stated maturity or due date of the principal of or interest payable on such notes or change any place of payment where or the currency in which such principal and interest is payable;

•	reduce the principal amount of or the rate or amount of interest on such notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to such notes;

•

reduce the percentage of the holders of such notes necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or voting requirements contained in the indenture; or

•

modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants with respect to such notes, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holders of such series of notes.

We and the trustee may modify or amend each respective indenture, without the consent of any holder of the relevant series of notes for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to add to the covenants for the benefit of the holders of the relevant series of notes or to surrender any right or power conferred upon us in such indenture;

•	to add Events of Default for the benefit of the holders of the relevant series of notes;

•

to add or change any provisions of such indenture to facilitate the issuance of the relevant series of notes in bearer form, or to permit or facilitate the issuance of the relevant series of notes in uncertificated form, provided that such action shall not adversely affect the interests of the holders of such notes in any material respect;

•	to add, change or eliminate any provisions of such indenture, provided that any such addition, change or elimination shall:

•

neither (a) apply to any note created prior to the execution of the supplemental indenture effectuating such addition, change or elimination and entitled to the benefit of such provision, nor (b) modify the rights of the holder of such note with respect to such provision; or

•	become effective only when there are no notes outstanding under the indenture;

•	to secure the relevant series of notes;

•

to evidence and provide for the acceptance or appointment of a successor trustee with respect to such notes or facilitate the administration of the trusts under such indenture by more than one trustee;

•	to cure any ambiguity, defect or inconsistency in such indenture;

•

to make any other provisions with respect to matters or questions arising under such indenture which shall not be inconsistent with the provisions of the indenture or to make any other changes, provided that in each case, such provisions shall not adversely affect the interests of the holders of such notes in any material respect;

•	to the extent not otherwise inconsistent with such indenture, to conform the terms of such notes or such indenture with the description set forth in this prospectus supplement;

•

to close such indenture with respect to the authentication and delivery of additional notes or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); and

•

to supplement any of the provisions of such indenture to the extent necessary to permit or facilitate defeasance and discharge of the notes pursuant to the terms of the indenture; provided that in each case that any such action shall not adversely affect the holders of the relevant series of notes in any material respect.

Discharge, Defeasance and Covenant Defeasance

Under each respective indenture, we may discharge certain obligations to holders of the relevant series of notes that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year. We can discharge these obligations by irrevocably depositing with the trustee funds in United States dollars in an amount sufficient to pay the entire indebtedness on such series of notes, including the principal of and interest payable on such notes to the date of the deposit, if such notes have become due and payable, or to the maturity date with respect to such notes, if such notes have not yet become due and payable.

We may also elect either of the following:

•	to be defeased and discharged from any and all obligations with respect to such notes (“legal defeasance”); except our obligations to:

•	register the transfer or exchange of such notes,

•	replace temporary or mutilated, destroyed, lost or stolen notes,

•	maintain an office or agency for such notes, and

•	to hold moneys for payment in trust; or

•

to be defeased and discharged from certain of our obligations under “—Certain Covenants,” including “Sale or Issuance of Capital Stock in Principal Subsidiary Bank,” with respect to such notes and our obligations described under “—Merger, Consolidation or Sale of Assets” or, to the extent permitted by the terms of such series of notes, our obligations with respect to any other covenant (“covenant defeasance”).

If we choose to defease and discharge our obligations under the covenants with respect to either series of notes, any failure to comply with the obligations imposed on us by the covenants will not constitute a default or an Event of Default with respect to such notes. However, to make either election, we must irrevocably deposit with the trustee, in trust, an amount, in United States dollars, in United States government obligations or both, that will provide sufficient funds to pay the principal of and interest on such series of notes on the relevant scheduled due dates.

We may defease and discharge our obligations as described in the preceding paragraphs only if, among other things:

•

we have delivered to the trustee an opinion of counsel to the effect that the holders of the relevant series of notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of legal defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service (“IRS”) or a change in applicable United States federal income tax laws occurring after the date of the indenture;

•

after the 91st day following the deposit, the trust funds deposited with the trustee to pay the principal of and interest on the relevant series of notes on the relevant scheduled due dates will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general principals of equity;

•

any such legal defeasance or covenant defeasance, as the case may be, does not result in, or constitute, a breach or violation of an indenture or any other material agreement which we are a party to or obligated under; and

•	no Event of Default, or event that with notice or lapse of time or both will be an Event of Default, has occurred and is continuing with respect to the relevant series of notes.

In the event we effect covenant defeasance with respect to either series of notes and such series of notes are declared due and payable because of the occurrence of any Event of Default, the amount on deposit with the trustee will still be sufficient to pay amounts due on such notes at the time of their maturity date but may not be sufficient to pay amounts due on such notes at the time of the acceleration resulting from the Event of Default. In this case, we would remain liable to make payment of such amounts due at the time of acceleration.

Book-Entry, Delivery and Form

The Depository Trust Company, which we refer to along with its successors in this capacity as “DTC”, will act as securities depository for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate number of notes, will be issued for each issue of notes and will be deposited with DTC.

Investors may elect to hold beneficial interests in the global securities representing the notes through either DTC, in the United States, Clearstream, or Euroclear, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

DTC. DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and FINRA. Access to the depository system is also available to others, referred to as “indirect participants”, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to DTC’s participants are on file with the SEC. More information about DTC can be found at www.dtcc.com or www.dtc.org.

Purchase of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser (which we refer to as “beneficial owners”) of the notes will be recorded on the Direct or Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all global securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. Such omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

If DTC notifies us that it is unwilling or unable to continue as depository for the global securities relating to the notes or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act, if so required by applicable law or regulation, we will appoint a successor depository. If we do not appoint such successor depository within 90 days after we receive such notice or become aware of such unwillingness, inability or ineligibility, or an event of default under the indenture with respect to the notes has occurred and is continuing and the beneficial owners representing a majority in principal amount of the notes advise DTC to cease acting as depository for the notes, we will issue notes in certificated form (the “Certificated Notes”) in exchange for that global security. In addition, we may at any time and in our sole discretion decide not to have the notes represented by global securities. In such event, we will issue Certificated Notes in exchange for all of the notes represented by global securities. The Certificated Notes issued in exchange for those global securities will be in the same minimum denominations and be of the same aggregate principal amount and tenor as the portion of each global security to be exchanged. Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Certificated Notes and will not be considered the registered holders of the notes for any purpose, including receiving payments of principal or interest.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•

will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All distributions and interest payments on the notes and all transfers and deliveries of such notes will be made to Cede & Co., or such other nominee, as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the Trustee, the issuer or any affiliate thereof, or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Regions will not have any responsibility or liability for any aspect of DTC’s or any Direct or Indirect Participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any Direct or Indirect Participant’s records relating to these beneficial ownership interests.

Regions will not have any responsibility for the performance by DTC or its Direct Participants or Indirect Participants under the rules and procedures governing DTC.

The information in this section concerning DTC and its book-entry system has been obtained from sources that Regions believes to be accurate, but we assume no responsibility for the accuracy thereof.

Clearstream and Euroclear. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Beneficial interests in the global securities representing the notes will be held in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the underwriters or their affiliates. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the underwriters or their affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global security through accounts with a Euroclear Participant or any other securities intermediary that holds a book-entry interest in a global security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC’s participating organizations (“DTC Participants”), on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global security in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global security from a DTC Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security related to the notes by or through a Euroclear Participant or Clearstream Participant to a DTC Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters or the trustee will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Same-Day Settlement and Payment

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Trustee

Deutsche Bank Trust Company Americas will act as trustee for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Additionally, we maintain banking relationships with Deutsche Bank Trust Company Americas and its affiliates in the ordinary course of business. These banking relationships include Deutsche Bank Trust Company Americas serving as trustee under indentures involving our existing debt securities, serving as trustee in connection with trust preferred securities that were issued by our financing trusts, and providing us with general banking services. Upon the occurrence of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default under the notes, or upon the occurrence of a default under another indenture under which Deutsche Bank Trust Company Americas serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.

Notices

Any notices required to be given to the holders of the notes will be given to DTC.

Governing Law

The indenture and each series of notes are governed by and will be construed in accordance with the laws of the State of New York.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies to you only if you acquire notes in the initial offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	an insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes,

•	a United States holder (as defined below) whose functional currency for tax purposes is not the United States dollar,

•	a United States expatriate, or

•	a person liable for alternative minimum tax.

If you purchase notes at a price other than the initial offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or individual resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “Non-United States Holders” below.

Payments of Interest. You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes. Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be taxable as ordinary income to the extent not previously included in income), and your tax basis in your note. Capital gain of a non-corporate United States holder that is recognized in taxable years beginning on or after January 1, 2011 is currently scheduled to be generally taxed at a maximum rate of 20% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or an estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its gross interest income and its net gains from the disposition of notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Non-United States Holders

This subsection describes the tax consequences to a non-United States holder. You are a non-United States holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

If you are a United States holder, this subsection does not apply to you.

Under current United States federal income tax law, no withholding of United States federal income tax will apply to a payment of interest on a note to a non-United States holder under the “Portfolio Interest Exemption,” provided that:

•	the non-United States holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-United States holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•

the non-United States holder satisfies the statement requirement by providing to the paying agent, in accordance with specified procedures, a statement to the effect that the holder is not a United States person (generally through the provision of a properly executed IRS Form W-8BEN).

If a non-United States holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments of interest on the notes made to a non-United States holder would be subject to a 30% United States federal withholding tax, unless that holder provides its withholding agent with a properly executed (i) IRS Form W-8BEN or other applicable certification claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) IRS Form W-8ECI stating that the payment of interest on the notes is not subject to withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a non-United States holder is engaged in a trade or business in the United States (and, if one of certain tax treaties applies, if the non-United States holder maintains a permanent establishment within the United States in connection with that trade or business) and the interest on the notes is effectively connected with the conduct of that trade or business (and, if one of certain tax treaties applies, attributable to that permanent establishment), that non-United States holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that non-United States holder were a United States holder. In addition, a non-United States holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30% (or, if one of certain tax treaties applies, any lower rates as provided in that treaty) branch profits tax on any interest that is effectively connected with the conduct of that trade or business.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

that gain is effectively connected with the non-United States holder’s conduct of a trade or business in the United States (and, if one of certain tax treaties applies, is attributable to a permanent establishment maintained by the non-United States holder within the United States); or

•	the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting

In general, if you are a United States holder, we and other payors are required to report to the IRS all payments of principal, premium, if any, and interest on your note, unless you are a corporation or other exempt recipient. In addition, we and other payors are required to report to the IRS any payment of proceeds from the disposition of a note by you before maturity within the United States. Additionally, backup withholding will apply to any such payments if you fail to provide an accurate taxpayer identification number or a certification that you are not subject to backup withholding, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general (and except as described below), if you are a non-United States holder, backup withholding and information reporting will not apply to the payment of interest to you on the notes, or to the proceeds from the disposition of the notes by you, in each case, if you certify under penalties of perjury that you are a non-United States person and the payor does not have actual knowledge or reason to know to the contrary. In general, if the notes are not held through a qualified intermediary, the amount of interest payments, the name and address of the beneficial owner and the amount, if any, of tax withheld with respect to these payments may be reported to the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons and penalties and liabilities under ERISA and the Code for the fiduciary of the Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition or holding of the notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, certain of our affiliates or the underwriters is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its acquisition or holding of the notes offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing or holding the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement or (2) the acquisition and holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investments as well as the availability of exemptive relief under any of the PTCEs listed above or the service provider exemption, as applicable. Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any applicable Similar Laws. The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING (Conflicts of Interest)

Under the terms and subject to the conditions contained in an underwriting agreement, dated , (the “underwriting agreement”), the underwriters named below (the “underwriters”), for whom Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Morgan Keegan & Company, Inc. are acting as representatives (the “representatives”), have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of notes set forth opposite their names below:

Underwriter	Principal Amount of 2013 Senior Notes	Principal Amount of 2015 Senior Notes
Credit Suisse Securities (USA) LLC	$72,500,000	$145,000,000
Goldman, Sachs & Co.	72,500,000	145,000,000
Morgan Keegan & Company, Inc.	72,500,000	145,000,000
Barclays Capital Inc.	15,000,000	30,000,000
U.S. Bancorp Investments, Inc.	15,000,000	30,000,000
The Williams Capital Group, L.P.	2,500,000	5,000,000

Total	$250,000,000	$500,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased.

The underwriters propose to offer each series of notes initially at the public offering price for such notes on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of .15% of the principal amount of the 2013 Senior Notes and .10% of the principal amount of the 2015 Senior Notes. The underwriters and the selling group members may allow a discount of .10% of the principal amount of the 2013 Senior Notes and .10% of the principal amount of the 2015 Senior Notes on sales to other brokers/dealers. After the initial offering of the notes, the price to public and other selling terms may from time to time be varied by the underwriters. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses in offering the notes. We estimate that we will spend approximately $1.5 million for expenses, excluding underwriting discounts, allocable to the offering.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect thereof.

Each series of notes is a new issue of securities with no established trading market. One or more underwriters intend to make a secondary market for each series of notes. However, they are not obligated to do so and may discontinue making a secondary market for either or both series notes at any time without notice. No assurance can be given as to how liquid the trading market for either series of notes will be.

This prospectus supplement and the accompanying prospectus may be used by Morgan Keegan & Company, Inc. or our other affiliates in connection with offers and sales of the notes in market-making transactions at negotiated prices at the time of sale. Morgan Keegan & Company, Inc. or our other affiliates may act as principal or agent in such transactions. The maximum underwriting discount or commission for this offering may not exceed 8% of the offering proceeds.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of either or both series notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of such notes. If the underwriters create a short position in either series of notes in connection with the offering, i.e., if they sell more notes of such series than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of either series of notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, including securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Conflicts of Interest

Because Morgan Keegan & Company, Inc., one of the underwriters in this offering of notes, is our affiliate, the underwriters are deemed to have a “conflict of interest” Pursuant to NASD Conduct Rule 2720, which is overseen by FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720. Pursuant to Rule 2720, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of debt securities that are investment grade rated. Morgan Keegan & Company, Inc. will not confirm sales to any accounts over which it exercises discretionary authority without first receiving a written consent from those accounts.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive; or

(d) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the consent of the representatives for any such offer.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Residents of Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Residents of Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Residents of Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

VALIDITY OF NOTES

The validity of each series of notes will be passed upon on behalf of Regions by Sullivan & Cromwell LLP, New York, New York, and certain legal matters will be passed upon on behalf of Regions by Carl L. Gorday, our Assistant General Counsel. Mr. Gorday beneficially owns shares of our common stock and options to acquire additional shares of our common stock. The validity of each series of notes will be passed upon for the underwriters by Alston & Bird LLP, New York, New York.

EXPERTS

The consolidated financial statements of Regions appearing in Regions’ Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of Regions’ internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

REGIONS FINANCIAL CORPORATION

Senior Debt Securities

Subordinated Debt Securities

Junior Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Units

Guarantees

Regions Financing Trust IV

Regions Financing Trust V

Regions Financing Trust VI

Trust Preferred Securities

The securities listed above may be offered by us, or any of Regions Financing Trust IV, Regions Financing Trust V and Regions Financing Trust VI, as applicable, and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. Our common stock is listed on The New York Stock Exchange and trades under the ticker symbol “RF.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations, or the equity securities of Regions Financing Trust IV, Regions Financing Trust V or Regions Financing Trust VI, and are not savings accounts, deposits or other obligations of any bank or savings association and will not be insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Prospectus dated February 24, 2010

Unless the context requires otherwise, references to (1) “we,” “us,” “our,” “Regions” or similar terms are to Regions Financial Corporation and its subsidiaries, and (2) the “trusts” are to Regions Financing Trust IV, Regions Financing Trust V and Regions Financing Trust VI, Delaware statutory trusts and the issuers of the trust preferred securities.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and the trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may offer and sell from time to time any combination of senior debt securities, subordinated debt securities, junior subordinated debt securities, preferred stock, depositary shares, common stock, warrants, stock purchase contracts, units and guarantees of trust preferred securities issued by any of the trusts in one or more offerings up to an indeterminate total dollar amount. The debt securities, preferred stock, warrants, stock purchase contracts and units may be convertible into or exercisable or exchangeable for common or preferred stock or other securities issued by us or debt or equity securities issued by one or more other entities. The trusts may offer and sell, in one or more offerings, trust preferred securities representing undivided beneficial interests in the trusts, which may be guaranteed by Regions, to the public, and common securities representing undivided beneficial interest in the trusts to us.

We may use this prospectus in the initial sale of the securities listed above. In addition, Morgan Keegan & Company, Inc., or any of our other affiliates, may use this prospectus in a market-making transaction in any securities listed above or similar securities after their initial sale.

Each time we offer and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

The distribution of this prospectus and any applicable prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus and any applicable prospectus supplement come should inform themselves about and observe any such restrictions. This prospectus and any applicable prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be

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read with the same care. When we update the information contained in documents that have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any additional documents we file with the SEC in the future under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is completed (other than information in such additional documents that are deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, not to have been filed):

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•

Current Reports on Form 8-K filed on February 27, 2009, March 2, 2009, April 22, 2009, September 4, 2009, October 15, 2009, December 11, 2009, December 17, 2009, December 18, 2009 and February 22, 2010 (two filings);

•	Regions’ proxy statement for its 2009 annual meeting dated March 6, 2009; and

•

The description of our common stock contained in our current report on Form 8-K filed on July 1, 2004 with the SEC, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

Regions Financial Corporation

Investor Relations

1900 Fifth Avenue North,

Birmingham, Alabama 35203

(205) 326-5807

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

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THE COMPANY

Regions Financial Corporation is a Delaware corporation and financial holding company headquartered in Birmingham, Alabama, which operates throughout the South, Midwest and Texas. Regions provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of investment banking, asset management, trust, mutual funds, securities brokerage, insurance and other specialty financing. Additional information about us and our subsidiaries is included in the documents incorporated by reference in this prospectus under the heading “Where You Can Find More Information.”

Regions is a separate and distinct legal entity from our banking and other subsidiaries. A significant source of funds to pay dividends on our common and preferred stock and service our debt is dividends from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

Our principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and our telephone number at that address is 205-326-5807.

CONSOLIDATED EARNINGS RATIOS

Our consolidated ratio of earnings (from continuing operations) to fixed charges and earnings (from continuing operations) to fixed charges and preferred stock dividends for each of the five fiscal years ended December 31, 2009, 2008, 2007, 2006 and 2005 are as follows:

	Twelve Months Ended December 31,
	2009(1)	2008(1)	2007(1)	2006	2005
Ratio of Earnings to Fixed Charges (2)
Excluding interest on deposits	(0.52)	(4.59)	2.89	3.86	3.64
Including interest on deposits	0.42	(1.13)	1.54	1.84	1.89
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (2), (3)
Excluding interest on deposits	(0.40)	(4.48)	2.89	3.86	3.64
Including interest on deposits	0.38	(1.12)	1.54	1.84	1.89

(1)	For purposes of this computation, the recognized interest related to uncertain tax positions for the year ended December 31, 2009, 2008 and 2007 of approximately $5 million, $31 million and $82 million, respectively, was excluded.
(2)	Earnings as adjusted consists of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consists of interest and debt expense, amortization of deferred debt costs, and the estimated interest portion of rent expense. These ratios are presented both including and excluding interest on deposits.
(3)	Before 2008, there were no preferred shares outstanding; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges for the years ended December 31, 2007, 2006 and 2005.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities in the manner and for the purposes set forth in the applicable prospectus supplement.

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VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Carl L. Gorday, our Assistant General Counsel, or such other legal officer as we may designate from time to time, and Sullivan & Cromwell LLP, New York, New York. Mr. Gorday beneficially owns shares of our common stock and options to acquire additional shares of our common stock. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon for the trusts and us by Richards, Layton & Finger, P.A. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Regions Financial Corporation appearing in Regions Financial Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of Regions Financial Corporation’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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